As filed with the Securities and Exchange Commission on March 20, 2026
Registration No. 333-160500

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEW GOLD INC.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
Suite 3320 Brookfield Place, 181 Bay Street
Toronto, Ontario M5J 2T3
Canada
(416) 324-6000
(Address of principal executive offices)(zip code)

New Gold Inc. Stock Option Plan (2005) (as amended on May 3, 2007)
Metallica Resources Inc. Stock Option Plan, Amended and Restated as of May 23, 2006
2006 Stock Incentive Plan of Western Goldfields, Inc.
Form of Option to Purchase Common Stock of Western Goldfields, Inc.
Non-Qualified Stock Option Contract between Western Goldfields, Inc. and Karen Dietrich
(Full title of the plans)

DL Services Inc.
1420 5th Avenue, Suite 3400
Seattle, WA 98101
(Name and address of agent for service)
(206) 903-2373
(Telephone number, including area code, of agent for service)

Copies to:
Thomas S. Whelan
New Gold Inc.
Suite 3320 Brookfield Place, 181 Bay Street
Toronto, ON, Canada
(416) 324-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) by New Gold Inc., a corporation organized under the laws of British Columbia (the “Registrant”):
•Registration Statement No. 333-160500, filed on July 9, 2009, registering 39,307,425 common shares, no par value, of the Registrant which may be issued under (a) the New Gold Inc. Stock Option Plan (2005) (as amended on May 3, 2007); (b) the Metallica Resources Inc. Stock Option Plan, Amended and Restated as of May 23, 2006; (c) the 2006 Stock Incentive Plan of Western Goldfields, Inc.; (d) the Form of Option to Purchase Common Stock of Western Goldfields, Inc.; and (e) the Non-Qualified Stock Option Contract between Western Goldfields, Inc. and Karen Dietrich.
The Registrant has terminated all offerings of the securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on the 20th day of March, 2026.
NEW GOLD INC.
By:    /s/ Thomas S. Whelan
Name:    Thomas S. Whelan
Title:    Vice President
Note: No other person is required to sign the post-effective amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.